10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Diversified Bond Fund

Security

Lehman Brothers Capital Trust VI
Advisor

EIMCO
Transaction
-----------
 Date
-----
1/5/2005
Cost
----
$4,500,000
Offering Purchase
-----------------
2.250%
Broker
------
Lehman Brothers Inc.
Underwriting
------------
Syndicate
---------
Members
-------
Banc of America Securities LLC
Citigroup Global Markets, Inc.
Merrill Lynch, Pierce, Fenner & Smith Inc.
Morgan Stanley & Co.
Wachovia Securities, Inc.